Exhibit 8.2

September 10, 2013

Boards of Directors

Edgewater Bancorp, Inc.

Edgewater Bank

321 Main Street

St. Joseph, MI 49085

Ladies and Gentlemen:

You have requested our opinion regarding the Michigan income tax consequences of the proposed conversion of Edgewater Bank, a federal mutual savings association (the Bank) into a federal stock savings association (Stock Bank) (the Conversion), pursuant to the Plan of Conversion of Edgewater Bancorp, Inc. (the Plan), dated September 3, 2013, and the integrated transactions described in the Federal Tax Opinion (the Federal Opinion) prepared by Luse Gorman Pomerenk & Schick.

Our opinion is limited solely to Michigan state income tax consequences and will not apply to any other taxes, jurisdictions, transactions or issues.

In rendering the opinion set forth below, we have relied on the Federal Opinion of Luse Gorman Pomerenk & Schick related to the federal income tax consequences of the Conversion, without undertaking to verify the federal tax consequences by independent investigation.  Our opinion is subject to the truth and accuracy of certain representations made by you to us and Luse Gorman Pomerenk & Schick and the consummation of the proposed conversion in accordance with the terms of the Plan.  All capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

Should it finally be determined that the facts and federal income tax consequences are not as outlined in the Federal Opinion, the Michigan income tax consequences and our Michigan Income Tax Opinion will differ from what is contained herein.

Our opinion is based upon the existing provisions of the Michigan Income Tax Act 281 of 1967, as amended by Act 38 of 2011 effective January 1, 2012, regulations thereunder, and existing court decisions, any of which could be changed at any time.  Any such changes may be retroactive and could significantly modify the statements and opinions expressed herein.  Similarly, any change in the facts and assumptions stated below, upon which this opinion is based, could modify the conclusions.  This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.  This opinion is being furnished only for you and your respective shareholders in connection with the

Conversion and may not be used or relied upon for any other purpose, and may not be circulated, quoted or otherwise referred to for any other purpose without our express written consent.

We opine only as to the matters we expressly set forth, and no opinions should be inferred as to any other matters or as to the tax treatment of the transactions that we do not specifically address.  We express no opinion as to laws and regulations of any jurisdictions other than Michigan, or as to factual or legal matters other than as set forth herein.

Discussion Related to Michigan Tax Consequences

The Michigan Corporate Income Tax (CIT) does not specifically adopt any tax-free reorganization or tax-free capital contribution provisions of the Internal Revenue Code of 1986, as amended.  The Income Tax Act 281 of 1967, as amended, imposes a tax measured by the “net income” of each individual and corporation (MCL §§206.30 and 206.623, respectively) except for financial institutions and insurance companies.  Financial institutions pay tax based on their net capital, which has no parallel within the federal taxable income rules (MCL §206.655).  In determining a business’ corporate income tax base, the starting point for the computation of Michigan’s Business income tax base is federal taxable income (MCL §§206.603(2)  and 206.623); and an individual’s Michigan income tax base is federal adjusted gross income (MCL §206.30).  Finally, the law provides that each person filing a Michigan income tax return shall take into account the items of income, deductions and exclusions on their Michigan income tax return in the same manner as such items are reflected in their federal income tax return (MCL §§206.30(1) and 206.623).  The federal tax opinion, which states that no income or loss is recognized for federal income tax purposes by any of the parties participating in the conversion described above, provides the basis upon which we conclude that Michigan income tax law holds that such conversion results in no gain or loss.

Opinions

Accordingly, based upon the facts and representation stated herein and the existing law, it is the opinion of BKD, LLP regarding the Michigan income tax consequences of the planned Conversion and reorganization that:

1.                The change in the form of operation of the Bank from a federal mutual savings association to a federal stock savings association, as described above, will constitute a reorganization within the meaning of Internal Revenue Code §368(a)(1)(F), and no gain or loss will be recognized to either the Bank or to Stock Bank as a result of such Conversion.  Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.607(6)).  Also, business income is defined as federal taxable income derived from the business activity (MCL §206.603).

2.                No gain or loss will be recognized by Stock Bank on the receipt of money from Holding Company in exchange for its shares or by Holding Company upon the receipt of money from the sale of Common Stock.  Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.607(6)).  Also, business income is defined as federal taxable income derived from the business activity (MCL §206.603).

3.                The assets of the Bank will have the same basis in the hands of Stock Bank as they had in the hands of the Bank immediately prior to the Conversion.  Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.607(6)).  Also, business income is defined as federal taxable income derived from the business activity (MCL §206.603).

4.                The holding period of the Bank’s assets to be received by Stock Bank will include the period during which the assets were held by the Bank prior to the Conversion.  Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.607(6)).  Also, business income is defined as federal taxable income derived from the business activity (MCL §206.603).

5.                No gain or loss will be recognized by the account holders of the Bank upon the issuance to them of withdrawable deposit accounts in Stock Bank in the same dollar amount and under the same terms as their deposit accounts in the Bank and no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon receipt by them of an interest in the Liquidation Account of Stock Bank, in exchange for their ownership interests in the Bank.  For non-business purposes (individual taxpayers), Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.12(3)).  Also, individual taxable income is defined as adjusted gross income as defined in the Internal Revenue Code (MCL §206.30).

6.              The basis of the account holders’ deposit accounts in the Stock Bank will be the same as the basis of their deposit accounts in the Bank surrendered in exchange therefore.  The basis of each Eligible Account Holder’s, Supplemental Eligible Account Holder’s and Other Member’s interests in the Liquidation Account of the Stock Bank will be zero, that being the cost of such property.  For non-business purposes (individual taxpayers), Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.30).  Also, individual taxable income is defined as adjusted gross income as defined in the Internal Revenue Code (MCL §206.30).

7.              According to the Federal Opinion, it is more likely than not that the fair market value of the nontransferable subscription rights to purchase Common Stock will be zero.  Accordingly, no gain or loss will be recognized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members upon the distribution to them of the nontransferable subscription rights to purchase Holding Company Conversion Stock.  No taxable income will be realized by the Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights.  For non-business purposes (individual taxpayers), Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.30).  Also, individual taxable income is defined as adjusted gross income as defined in the Internal Revenue Code (MCL §206.30).  Eligible Account Holders, Supplemental Eligible Account Holders and Other Members will receive the same treatment for Michigan income tax purposes as they do for federal purposes pursuant to the above-cited Michigan code sections.

8.              It is more likely than not the basis of the Common Stock to its stockholders will be the purchase price thereof.  The stockholder’s holding period will commence upon the exercise of the subscription rights.  For non-business purposes (individual taxpayers), Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.30).  Also, individual taxable income is defined as adjusted gross income as defined in the Internal Revenue Code (MCL §206.30).

9.              For federal tax purposes, the Stock Bank will be treated as if there had been no reorganization.  Accordingly, the taxable year of the Bank will not end on the effective date of the Conversion merely because of the transfer of assets of the Bank to the Stock Bank, and the tax attributes of the Bank will be taken into account by the Stock Bank as if there had been no reorganization.

Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.607(6)).  Also, business income is defined as federal taxable income derived from the business activity (MCL § 206.603).

10.       The part of the taxable year of the Bank before the reorganization and the part of the taxable year of Stock Bank after the reorganization will constitute a single taxable year of Stock Bank.  Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.607(6)).  Also, business income is defined as federal taxable income derived from the business activity (MCL §206.603).

11.       The tax attributes of the Bank enumerated in Code Section 381(c) will be taken into account by Stock Bank.  Michigan follows the Internal Revenue Code of 1986 and all its definitions for determining taxable income and definitions (MCL §206.607(6)).  Also, business income is defined as federal taxable income derived from the business activity (MCL §206.603).

If any of the facts contained in this opinion letter change, it is imperative that we be notified in order to determine the effect on the Michigan income tax consequences, if any.

Consent

We hereby consent to the filing of the opinion as an exhibit to the Registration Statement on Form S-1 of the Holding Company as filed with the SEC with respect to the Conversion, and as an exhibit to the Form AC, Application for Approval of Conversion, as filed with the Office of the Comptroller of the Currency, and Form H-(e)(1)S filed with the Board of Governors of the Federal Reserve System (the Filings) with respect to the Conversion.  We also consent to the references to our firm in the Prospectus and the Filings.

BKD, LLP